QuickLinks -- Click here to rapidly navigate through this document

Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Board of Directors
MarkWest Energy Partners, L.P.:

        We consent to the use in this Amendment No. 1 to the registration statement (No. 333-133534) on Form S-1 of MarkWest Energy Partners, L.P. relating to the offering of common units by the Company, of our report dated June 17, 2005, with respect to the consolidated balance sheet of MarkWest Energy Partners, L.P. as of December 31, 2004 and the related consolidated statements of earnings, comprehensive income, changes in capital, and cash flows for the year then ended and the reference to our firm under the heading "Experts" in the prospectus.

/s/ KPMG LLP

KPMG LLP

Denver, Colorado
June 1, 2006

QuickLinks

Consent of Independent Registered Public Accounting Firm